EXHIBIT 99.1

                                     Antone F. Moreira
                                     Vice President, Treasurer
                                     And Chief Financial Officer
                                     (201) 902-9600

                 SYMS CORP REPORTS RESULTS FOR THE FIRST QUARTER

Secaucus, New Jersey, June 24, 2005 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its first quarter ended May 28, 2005.

For the 13 weeks ended May 28, 2005, the Company had a net profit of $1,055,000 ($0.07 per share) as compared to $4,000 for the 13-week period ended May 29, 2004. The Company's net sales for the 13 weeks ended May 28, 2005 decreased to $67,432,000 from $68,321,000 for the same period last year. Same store sales for the period ended May 28, 2005 increased 3.8% compared with the same period last year.

Commenting on the first quarter, Marcy Syms, CEO, said, "Our first quarter performance is the result of our continued focus on improving comparable store sales performance, attaining higher gross margin efficiency and controlling expenses."

Syms Corp currently operates a chain of thirty-seven "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934), and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used is this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to the Company, or management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increases in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

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                          (Financial Tables to Follow)

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                                    SYMS CORP
                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS


                                    Thirteen               Thirteen
                                      Weeks                  Weeks
                                      Ended                  Ended
                                    5/28/2005              5/29/2004
                                    ---------              ---------

Net Sales                           $   67,432             $   68,321

Gross Margin                            28,842                 28,156

Operating Expenses                      27,366                 28,225

Other Income                               (10)                   (22)

Net Income After Taxes              $    1,055             $        4
                                    ==========             ==========

Net Income Per Share - Basic        $     0.07             $     0.00
                                    ==========             ==========

Weighted Average
Shares Outstanding                      15,018                 15,103
                                    ==========             ==========

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                                    SYMS CORP
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                           May 28,              May 29,
                                            2005                 2004
                                            ----                 ----

ASSETS:

Current Assets
  Cash                                     26,206               29,909
  Receivables                               3,594                6,001
  Inventory                                80,564               83,458
  Other Current Assets                     15,471               12,145
                                          -------              -------
  Total Current Assets                    125,835              131,513

Property & Equipment                      111,037              121,971

Other Assets - Net                         23,564               25,939
                                          -------              -------
Total Assets                              260,436              279,423
                                          =======              =======


Liabilities & Capital:

  Accounts Payable                         37,453               40,140
  Accrued Expenses                          8,404               10,126
  Other Current Liabilities                 4,252                4,121
                                          -------              -------
  Total Current Liabilities                50,109               54,387

Other Long Term Debt                        1,584                1,852

Shareholder's Equity                      208,743              223,184
                                          -------              -------
Total Liabilities & Capital               260,436              279,423
                                          =======              =======